Exhibit 10.1
February 5, 2007
Mr. Edward D. Goetz
258 Spruce Circle
Simi Valley, CA 93065
Re:       Change in Position and Termination of Employment Agreement
Dear Ed:
As we have discussed, effective January 30, 2007, you have resigned as President of BCI Eclipse Company, LLC (“BCI”) and hereby accept a non-officer position with BCI as a consultant in the acquisition of new content as described herein.
1. Your Employment Agreement dated November 5, 2003, as amended August 4, 2006, is hereby terminated and superseded by this letter agreement.
2. You will continue to be an employee of BCI but will no longer be an officer of BCI or an executive officer of Navarre Corporation. You will serve in a full-time capacity with the title of Consultant, Content Acquisition. You will report directly to Marvin Gleicher and perform duties as assigned by him. It will be your responsibility to keep that office informed on a timely basis on your progress with respect to your duties.
3. Your employment shall continue until terminated by either you or BCI. You specifically understand and agree that your employment hereunder shall be at all times on an “at will” basis, meaning that either you or BCI can terminate your employment at any time and for any reason, with or without cause or notice, and nothing contained herein shall be construed as establishing any other relationship between you and BCI, subject, however, to the terms of paragraph 5 below regarding severance.
4. Until May 4, 2007, your compensation and benefits will be the same as your current compensation and benefits under the Employment Agreement. Compensation for continued employment after such date will be $4,166/month, or an annual salary of $50,000. While you are employed pursuant to this letter agreement your previous stock option grants will continue to vest and be exercisable, subject to the terms, conditions and limitations set forth in the agreements that provided for such grants.

Mr. Edward D. Goetz
February 5, 2007
Change in Position and Termination of Employment Agreement

5. If BCI terminates your employment prior to May 4, 2007 for any reason other than Company Cause (as defined in the Employment Agreement), or your employment is terminated prior to that date due to your death or disability (as defined in the Employment Agreement), you will be entitled to receive the payments described in Paragraph 6 of the Employment Agreement.
6. The Confidentiality, Non-Compete, Non-Solicitation and Non-Disparagement provisions in Paragraph 7 of the Employment Agreement continue to apply and are hereby incorporated herein.
Ed, I hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this letter agreement by signing below.

Very truly yours, BCI ECLIPSE COMPANY, LLC
/s/ CARY L. DEACON
Cary L. Deacon
Chief Strategic Officer

ACCEPTED AND AGREED:
/s/ EDWARD D. GOETZ
Edward D. Goetz
Date: February 5, 2007